Filed by Viking Mutual Funds (Commission File No. 333-219087)

pursuant to Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended

Subject Company:

Integrity Managed Portfolios (Commission File No. 811-06153)

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Kansas Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Kansas Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.integrityvikingfunds.com/proxy and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.	Call 1-800-601-5593 Monday through Friday, 9:00am to 4:30pm, Central Time to speak with a proxy specialist.

To speak with a live agent and vote please call:

1- 800-601-5593

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Kansas Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Kansas Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.

Call 1-833-501-4701 Monday through Friday, 9:00am to 10:00pm, Eastern Time to speak with a proxy specialist.

OR

If you have your proxy materials, call the number on your card and follow the touch-tone prompts to vote.

To speak with a live agent and vote please call:

1- 833-501-4701

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Maine Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Maine Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.integrityvikingfunds.com/proxy and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.	Call 1-800-601-5593 Monday through Friday, 9:00am to 4:30pm, Central Time to speak with a proxy specialist.

To speak with a live agent and vote please call:

1- 800-601-5593

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Maine Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Maine Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.

Call 1-833-501-4701 Monday through Friday, 9:00am to 10:00pm, Eastern Time to speak with a proxy specialist.

OR

If you have your proxy materials, call the number on your card and follow the touch-tone prompts to vote.

To speak with a live agent and vote please call:

1- 833-501-4701

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Nebraska Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Nebraska Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.integrityvikingfunds.com/proxy and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.	Call 1-800-601-5593 Monday through Friday, 9:00am to 4:30pm, Central Time to speak with a proxy specialist.

To speak with a live agent and vote please call:

1- 800-601-5593

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Nebraska Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Nebraska Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.

Call 1-833-501-4701 Monday through Friday, 9:00am to 10:00pm, Eastern Time to speak with a proxy specialist.

OR

If you have your proxy materials, call the number on your card and follow the touch-tone prompts to vote.

To speak with a live agent and vote please call:

1- 833-501-4701

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

New Hampshire Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the New Hampshire Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.integrityvikingfunds.com/proxy and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.	Call 1-800-601-5593 Monday through Friday, 9:00am to 4:30pm, Central Time to speak with a proxy specialist.

To speak with a live agent and vote please call:

1- 800-601-5593

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

New Hampshire Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the New Hampshire Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.

Call 1-833-501-4701 Monday through Friday, 9:00am to 10:00pm, Eastern Time to speak with a proxy specialist.

OR

If you have your proxy materials, call the number on your card and follow the touch-tone prompts to vote.

To speak with a live agent and vote please call:

1- 833-501-4701

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Oklahoma Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Oklahoma Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.integrityvikingfunds.com/proxy and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.	Call 1-800-601-5593 Monday through Friday, 9:00am to 4:30pm, Central Time to speak with a proxy specialist.

To speak with a live agent and vote please call:

1- 800-601-5593

Your vote is important no matter the size of your investment.

Please vote promptly.

ACTION IS NEEDED ON YOUR INVESTMENT IN:

Oklahoma Municipal Fund

PLEASE VOTE NOW

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders of the Oklahoma Municipal Fund that is scheduled for September 21, 2017. The Funds’ records indicate that we have not received your voting instructions. We urge you to vote as soon as possible in order to allow the Fund to obtain the necessary number of votes required to hold the meeting as scheduled.

Voting is quick and will only take a few minutes of your time.

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before September 21, 2017.

Call 1-833-501-4701 Monday through Friday, 9:00am to 10:00pm, Eastern Time to speak with a proxy specialist.

OR

If you have your proxy materials, call the number on your card and follow the touch-tone prompts to vote.

To speak with a live agent and vote please call:

1- 833-501-4701

Your vote is important no matter the size of your investment.

Please vote promptly.